PACIFIC CAPITAL PARTNERS LIMITED

CODE OF ETHICS

March 2023

Document Control		3
Document Governance		3
1.	Introduction	4
2.	Applicability of the Code	4
3.	Statement of Ethical Principles and Standard of Business Conduct	4
4.	Definitions	6
5.	General restrictions against fraudulent conduct	9
6.	Specific personal security transaction rules	10
7.	Applicability of Personal Trading Policy to Household Family Members	12
8.	Independent Directors	12
9.	Pre-clearance: Special arrangements	12
10.	Dealings with Clients	13
11.	Cryptocurrencies	13
12.	Minimum Holding Periods	13
13.	Reporting requirements	14
14.	Violations	15
15.	Whistleblower Policy	15
16.	Gifts and Entertainment Policy	16
17.	Finder’s Fee	17
18.	Service as a Director/Outside Business Interests	17
19.	Independent Activities	18
20.	Improper use of PCP property	18
21.	Protection of PCP’s name	18
22.	Litigation or Proceedings	18
23.	Sanctions	18
24.	Compliance with Laws, Rules and Regulations	18
25.	Responsibility	19
26.	Recordkeeping	19
27.	Dissemination and Amendment	19
Attachment A: Initial Reporting – Securities Accounts		20
Attachment B: Initial Reporting - Holdings		20
Attachment C: Quarterly Reporting – Securities Accounts		20
Attachment D: Quarterly Reporting – Transactions		20
Attachment E: Annual Reporting – Securities Accounts		20
Attachment F: Annual Reporting – Holdings		20
Attachment G: Sample Broker Letter		20
Attachment H: Limited offer / IPO Request Form		20
Attachment I: Outside Business Activity Request From		20

2

Document Control

Version	Reason for update	Date of update	Changed by
1.0	Implementation of US Code of Ethics following SEC registration.	February 2022	Amrusta Blignaut
2.0	Gifts – decrease value of Gifts requiring pre- approval from $250 to £100	August 2022	Amrusta Blignaut
3.0	Expansion of the definition of ‘Restricted Security’ to include CFDs, limit order and stop/loss order transactions	November 2022	Amrit Ryatt
4.0	Minor corrections to ensure consistency between Code and internal policies (Gifts and Entertainment). Remove stop-loss restrictions	March 2023	Amrusta Blignaut

Document Governance

Policy Owner	Compliance
Approver	PCP Board
Date approved	November 2022
Review frequency	Annual
Date last reviewed	March 2023
Next review date	November 2023
3

PACIFIC CAPITAL PARTNERS LIMITED

CODE OF ETHICS

Updated as of March 2023

1.	Introduction

As mandated by the Securities and Exchange Commission (the ’SEC’), this Code of Ethics (this ‘Code’) sets out legal and ethical standards of conduct for the employees and partners of Pacific Capital Partners Limited and its Affiliated Entities (the ‘Firm’ or ‘PCP’). This Code has been adopted by the Firm and is intended to set out our policies and procedures concerning personal trading and other matters as well as to state the Firm’s broader policies regarding our duty of loyalty to clients. This Code is intended to promote the conduct of each employee and the Firm with high standards of integrity and compliance with all applicable laws and regulations.

PCP is required to adopt a code of ethics in accord with Rule 204A-1 under the Investment Advisers Act of 1940 (the ‘Advisers Act’) as it is a SEC registered investment adviser.

The investment management industry is closely regulated under the provisions of the Advisers Act and the 1940 Act, and by the regulations and interpretations of the SEC under those statutes. Transactions in securities are also governed by applicable provisions of the Securities Act of 1933 (the ’Securities Act’), the Securities Exchange Act of 1934 (the ‘Exchange Act’), and the Commodity Exchange Act, as well as by state laws. The rules of conduct outlined in this Code are based in large part on rules of law and legal concepts developed under those statutes. These legal concepts do not remain static, and further developments of the law in these areas may be expected. We believe that it is our job to conduct our business to avoid not only any violation of law but also to avoid any appearance of violation or grounds for criticism.

2.	Applicability of the Code

This Code applies to all employees and partners of PCP and its Affiliated Entities, including temporary employees, interns, and certain consultants that have access to PCP’s investment recommendations or trading.

This Code does not apply to Independent Directors of Pacific Capital UCITS Funds plc, or contractors and consultants with no access to PCP’s investment recommendations or trading.

3.	Statement of Ethical Principles and Standard of Business Conduct

The Firm holds all employees and partners to a high standard of integrity and business practice. To properly serve our clients, the Firm strives to avoid or to manage conflicts of interest or the appearance of conflicts of interest. The Firm requires that you hold yourself to its high standards to protect its reputation for ethical conduct. Thus, you must, at all times, conduct yourself in a lawful, honest, and ethical manner; place the interest of clients first; display loyalty, honesty, fairness, and good faith toward clients; avoid taking inappropriate advantage of any position of trust or responsibility; and maintain the confidentiality of client and proprietary information.

At all times, you must place the interest of clients first and avoid activities and relationships that might interfere with the duty to make decisions in the best interests of our clients. When trading, conduct all personal securities transactions in full compliance with this Code, including these ethical principles and standards of business conduct.

We have complete confidence in the integrity and good faith of all of our employees and partners; however, we also recognise that the knowledge of, and power to influence, investment recommendations could create potential conflicts with the interest of clients in that employees and partners could use the information for their own personal benefit. This Code establishes reporting requirements and other restrictions or procedures on personal trading to monitor and enforce the provisions of this Code. Additionally, the Firm reserves the right to prohibit personnel from trading activities that are not explicitly prohibited under this Code. Violations of the Code must be reported promptly to the CCO of the Firm. Failure to comply with the Code may result in sanctions, including termination of employment arrangements.

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You are required to certify, on a 6-monthly basis, that you have complied with the provisions of this Code. By acknowledging receipt of this Code, you agree to comply with all applicable securities laws. This Code may be revised, changed, or amended at any time. Following any material revisions or updates, an updated version of this Code will be distributed to you and will supersede the prior version of this Code effective upon distribution. We will ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.

The Code covers the most important rules of conduct currently in place and/or foreseen. Compliance with the letter and the spirit of this Code is a fundamental requirement. If you have any doubts about whether any conduct complies with the spirit of this Code, please consult with the CCO. We will make every effort to preserve the confidentiality of such discussions, and in no event will there be retaliation for any report of a possible violation of this Code. As a rule of thumb, when in doubt, please err on the side of caution and ask questions, disclose information, and report any concerns.

For your guidance, some of the most important legal concepts within which we operate are mentioned below.

a.	Fiduciary Duty

PCP, its employees and partners owe a fiduciary duty to our clients and stockholders. This means a duty of loyalty, fairness and good faith, and a corresponding duty not to do anything prejudicial to or in conflict with the interests of our clients and shareholders. We owe our clients the highest duty of loyalty and rely on you to avoid conduct that is or may be inconsistent with that duty. It is also important for you to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client’s trust, may have the appearance of impropriety. All transactions of employees and partners shall be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Neither the Firm nor its employees and partners shall take any inappropriate advantage of their position. This is a higher standard than that applicable to ordinary arm’s length business transactions between persons who do not owe a fiduciary duty to the other parties, and it is a duty and standard of conduct that is required of PCP and all PCP employees and partners.

b.	Fraud and Deceit; Inside Information

The various laws administered by the SEC and the Commodity Futures Trading Commission (‘CFTC’) contain very broad provisions prohibiting fraud, deceit or ‘any manipulative or deceptive device or contrivance’ in connection with securities and commodities transactions and the giving of investment advice.

You are prohibited from using any material non-public information, no matter how acquired, in your own transactions or in the discharge of your responsibilities to clients. Please see the Firm’s MAR/Insider Trading Policy for additional information.

c.	Manipulation

Care must always be taken to avoid market manipulation of securities and commodities trading. Such manipulation is strictly prohibited by law. The Firm, its employees and partners are prohibited from knowingly spreading false and/or malicious rumours about securities with the intent of influencing the price of the securities.

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d.	Confidentiality

Information about the actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration for clients whether or not actually authorised, must be kept confidential. Information about clients, investors, and prospects is confidential and must not be disclosed to persons who do not have a need to know such information in connection with their employment by the Firm.

You must maintain the confidentiality of confidential information entrusted to you by the Firm, except when disclosure is authorised by the CCO, the COO, or the CEO or legally mandated. Confidential information includes but is not limited to lists of clients, investors, prospects, personal information about employees and/or partners, proprietary formulas, business plans, or financial information. Unauthorised disclosure of any confidential information is prohibited.

Third parties may ask you for information concerning the Firm. All responses to inquiries on behalf of the Firm must be approved by the CCO, the COO, or the CEO. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to the CCO, COO, or the CEO.

e.	Federal Securities and Other Laws

PCP, its employees and partners are required to comply with all applicable Federal Securities Laws and all other applicable rules and regulations.

f.	Penalties

Under the various federal and state securities and commodities statutes, penalties that may be imposed for violations include civil liability for damages, temporary suspension, or permanent prohibition from engaging in various aspects of the securities, commodities, or investment advisory businesses as well as and criminal penalties.

4.	Definitions

‘Access Person’ is defined under the SEC’s Code of Ethics Rule as an adviser’s supervised person who has access to non-public information regarding the adviser’s clients’ and Pacific Funds’ purchase or sale of securities, is involved in making investment and/or securities recommendations to clients and Pacific Funds, or has access to such recommendations that are non-public. Rather than classifying the Firm’s employees and partners into access and non-access categories, we treat all employees and partners as Access Persons.

Unless and until the CCO determines otherwise, certain personnel who are not supervised by PCP are not considered Access Persons and are excluded from the requirements of the Code. Contractors and consultants are excluded from the requirements of the Code, but under certain circumstances, consultants with access to PCP’s investment recommendations or trading will be considered Access Persons and subject to the requirements of the Code.

‘Affiliated Entities’ mean Pacific Asset Management Services LLP (an ancillary services entity).

‘Automatic Investment Plan’ means a program in which regular periodic purchases or sales (to cover withdrawals) are made automatically in (or from) investment accounts by a pre-determined schedule and allocation. Automatic Investment Plans include dividend reinvestment plans.

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‘Pacific Fund’ means any mutual or private investment fund that the Firm sponsors and / or for which the Firm serves as the investment adviser.

‘Beneficial Ownership’ shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under Section 16 of the Exchange Act. Generally, you have ‘Beneficial Ownership’ of any Security in which you have a direct or indirect business of financial interest. ‘Beneficial Ownership’ includes accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement, you can share in any profit from the Securities, including Securities held by a Household Family Member(s) sharing the same household, by a partnership, corporation or other entity controlled by you, or by a trust of which you are a trustee, beneficiary, or settlor.

Common examples of Beneficial Ownership include joint accounts, spousal accounts1, Junior ISAs, partnerships, and beneficiaries of trusts. A person is generally deemed to have indirect Beneficial Ownership of a Security if he or she has the right to acquire a Security through the exercise or conversion of any derivative Security, whether or not presently exercisable.

It may be possible for you to exclude accounts held personally or by Household Family Members if you do not have any direct or indirect influence or control over the accounts, or if you can rebut the presumption of beneficial ownership over your Household Family Member’s accounts. You should consult with the CCO before deciding not to report any accounts held by Household Family Members.

‘Client Account’ means an account for any client for which the Firm provides investment advisory services and any investment vehicle for which the Firm provides investment advisory or sub-advisory services.

‘Control’ means the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting Securities of a company is presumed to control such company.

‘Covered Security’ means a Security as defined in Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act (a ’Security’), for example: individual stocks, bonds, Pacific Funds and third party-managed private funds. Covered Securities do not include:

‘Non-Covered Security’:

i.	Direct obligations of the Government of the United States;

ii.	Money market instruments - Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments (i.e., any instrument having a maturity at issuance of less than 366 days and that is rated in one of the highest two rating categories by a Nationally Recognized Statistical Organization or that is unrated but is of comparable quality), including repurchase agreements;

Exchange-traded funds (‘ETFs’) shall be considered Covered Securities for the purposes of this Code of Ethics.

‘Family Member(s)’ of a person means the members of his or her immediate family living in the same household, including but not limited to the following living relatives: (i) parents, step-parents, grandparents, and step-grandparents; (ii) siblings and half-siblings; (iii) the spouses of siblings and half-siblings; (iv) spouse; (v) children, grandchildren, and great-grandchildren; (vi) the spouse of each of the children, grandchildren and great-grandchildren; (vii) in-laws, and (viii) adoptive relationship.

[1]	Spousal Account means an account established by a Participant on behalf of the Participant’s non-employed spouse or by an eligible divorced or legally separated spouse.
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‘Firm’ means Pacific Capital Partners Limited and each of its Affiliated Entities that is engaged in the business of providing investment advisory and portfolio management services.

‘Federal Securities Laws’ means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm- Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

‘Initial Public Offering’ (‘IPO’) refers to the process of offering shares of a private corporation to the public in a new stock issuance for the first time.

‘Interested Party’ means a broker-dealer or other companies or persons involved in the securities or financial services industries or any other non-client entity that does business with or seeks to do business with or on behalf of the Firm.

‘Limited Offering’ means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act. Limited offerings include private placements and other offerings that are not public.

‘Managed Account’ means a Personal Account over which you or your Household Family Member(s) have Beneficial Ownership but where neither you nor your Household Family Member(s) have the authority to direct specific transactions in the account and where you have no influence or control over specific transactions. In other words, these are accounts where an investment manager or someone else who is not your Household Family Member has full investment discretion over the accounts.

‘Personal Account’ means a trading account, Security, or investment vehicle over which you or your Household Family Member(s) have Beneficial Ownership, influence, and control. Our personal trading policy and the associated pre-clearance requirements generally do not apply to accounts, Securities, or investment vehicles where you/your Household Family Member(s) do not have Beneficial Ownership, influence, and control, except that you are required to obtain pre-clearance for IPOs and Private Placements even if you only have Beneficial Ownership without any influence or control, e.g., IPO’s and Private Placements in Managed Accounts. ‘Personal Accounts’ include:

i.	Any account in or through which Covered Securities can be purchased or sold. This includes, but is not limited to a brokerage account;

ii.	Accounts in your name or accounts in which you have a direct or indirect Beneficial Ownership and influence/control;

iii.	Accounts in which your Household Family Member(s) have a direct or indirect Beneficial Ownership and influence/control.

iv.	Accounts in the name of your children under the age of 18, whether or not living with you (you are presumed to have beneficial ownership and control over these accounts).

For purposes of this Policy, Personal Accounts do not include:

i.	Accounts where investment options are limited to Non-Covered Securities.

ii.	Accounts where you or your Household Family Member(s) have neither beneficial ownership nor influence or control, for example, Donor Advised Funds.

iii.	Accounts in which you or your Household Family Member(s) have a beneficial interest but where you or your Household Family Member(s) do not have influence or control, for example:
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a.	Estate or trust accounts where you or your Family Member(s) are the beneficiary but where you or your Family Member(s) do not have influence or control

b.	Fully discretionary accounts managed by another registered investment adviser, or a registered representative of a registered broker-dealer over which you have no influence or control

iv.	Direct investment programs, which allow the purchase of Securities directly from the issuer without the intermediation of a broker-dealer, provided that the timing and size of the purchases are established by a pre-arranged schedule (e.g., dividend reinvestment plans2).

‘Private Placement’ means an offering of a Security through a limited offering, as opposed to a public offering, that is exempt from registration under various current laws and rules. Examples of Private Placements include offerings of interests in private investment funds, start-ups, private companies, and privately offered investment-type crowdfunding.

‘Purchase or Sale of Covered Security’ includes, among other acts, the writing or acquisition of an option to purchase or sell a Covered Security.

‘Restricted Security’ means Securities listed on PCP’s ‘Restricted Securities List’. Employees and partners are prohibited from executing a transaction in a Covered Security on PCP’s Restricted Securities List, regardless of the size of the trade. Contracts for Difference (CFDs) are also considered a Restricted Security and employees and partners are prohibited from executing a transaction in this security, regardless of the size of the trade.

’Security’ means a Security as defined in Section 2(a)(18) of the Advisers Act and includes all investment instruments commonly viewed as Securities, including, but not limited to, any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege entered into a on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Note that the definition of a security is very broad, and includes shares of both private and public pooled investment vehicles. Public pooled investment vehicles include, among others, open-end mutual funds, close-end mutual funds, exchange-traded funds (ETFs), and exchange-traded notes (ETNs). Private pooled investment vehicles include, among others, private equity funds, hedge funds, and fund of funds.

’Supervised Person’ means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of PCP, or other person who provides investment advice on behalf of PCP and is subject to PCP’s supervision and control.

5.	General restrictions against fraudulent conduct

You are prohibited to generally, or in connection with the purchase or sale, directly or indirectly, by a Firm or person:

i.	employ any device, scheme, or artifice to defraud a client;

ii.	make to a client any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading;

[2]	Reinvestment is when dividends, interest and any other form of distribution earned in an investment is used to purchase additional shares or units, rather than receiving cash.
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iii.	engage in any act, practice, or course of business that operates or would operate as fraud or deceit on a client; or

iv.	engage in any manipulative practice concerning a client.

6.	Specific personal security transaction rules

The following rules are intended to prevent any suggestion or inference that you are using your relationship with PCP to obtain personal advantageous treatment to the detriment of the interests of any client. The restrictions in this Section apply to transactions for accounts in which you have a direct or indirect Beneficial Ownership interest. Unless expressly exempt, all transactions in Covered Securities in these accounts are covered under the provisions of this policy. Except as otherwise provided, these restrictions do not apply to the following transactions:

i.	Purchases or sales effected in any account over which you have no direct or indirect influence or control;

ii.	Purchases or sales that are involuntary on your part;

iii.	Purchases which are part of an Automatic Investment Plan [3](please note that any changes to the Automatic Investment Plan must be pre-cleared); or

iv.	Purchases that are effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Personal security transaction rules:

1.	Initial Public Offerings

You are prohibited from directly or indirectly acquiring a Beneficial Ownership interest in any Security in an Initial Public Offering without the prior approval by the CCO.

2.	Limited Offerings

You are prohibited from directly or indirectly acquiring a Beneficial Ownership interest in any Security in a Limited Offering without the prior approval by the CCO. Employees and partners that hold a direct or indirect Beneficial Ownership interest in Securities acquired in a Limited Offering must disclose that investment if they participate in the Firm’s subsequent consideration of an investment in the same issuer, and the decision to make such an investment must be reviewed independently by investment personnel with no personal interest in the issuer.

3.	Pre-clearance

The general rule is that, in your Personal Accounts, you and your Household Family Member(s) must pre-clear all purchases and sales of Covered Securities (including derivatives) occurring in all accounts in which you have direct or indirect beneficial interest, influence, or control, before the transaction may take place. You must pre-clear IPOs and Private Placement transactions in all accounts in which you have direct or indirect beneficial interest, including Managed

[3]	An automatic investment plan allows you (the investor) to automatically transfer a specific amount of money from your salary to your investment account—401(k), 403(b),
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Accounts. To request pre-clearance, you must submit a pre-clearance request form. The Compliance Team will review all requested trades to see if any conflict may exist. The Compliance Team will authorise or deny the trade (generally in less than 24 hours). Pre-clearance for IPOs and Private Placements is reviewed by the CCO or the CEO on a case-by–case basis, and the response time will vary.

4.	Pre-clearance Window

Approvals remain in effect for the same day until the market close the following business day, unless otherwise stated. Approval for IPOs and Private Placements is valid until the time of the proposed transaction.

Trading after the approval expires is a violation of the pre-clearance requirement. It is your responsibility to renew your pre-clearance for orders that were not executed during the pre-clearance window.

Trading more than the quantity pre-cleared is a violation.

The Firm reserves the right to require you to reverse, cancel, or freeze (at your expense) any transaction or position in any Security if the Firm believes such transaction or position might violate this Code or appears improper.

5.	Restricted Securities List

You are prohibited from trading in Securities listed on the Firm’s Restricted Securities List, regardless of the size of the trade. Please check the Restricted Securities List maintained by the Compliance Team before placing any trades.

6.	Securities Held by the Pacific Funds

You must seek pre-clearance for trading any securities held by any of the Pacific Funds, regardless of the size of the trade.

7.	Derivatives

Derivative transactions are treated as Covered Securities, regardless of the underlying asset. You must seek pre-clearance for the underlying value of the investment.

8.	Exceptions

The pre-clearance requirements do not apply to:

a)	Transactions in Non-Covered Securities;

b)	Transactions in a Compliance approved Managed Account or similar Compliance approved vehicles, for all Securities except for IPOs and Private Placements.

9.	Receipt of Securities

You and your Household Family Member(s) are allowed to accept, without pre-clearance, Covered Securities that you receive via:

1.	A private fund distribution;

2.	An inheritance or other types of bona fide gifts;

3.	A corporate action;

4.	A dividend distribution;
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5.	Company Employee Stock Options for accounts where you have Beneficial Ownership, (e.g., stocks or stock options)

a.	Pre-clearance is not required for the receipt of a stock option grant or the subsequent vesting of the grant.

b.	Pre-clearance is required prior to the exercise of stock option grants and prior to sales of stocks which have been granted; or

6.	Other involuntary events, such as assignment of options or exercise of an option at expiration.

These transactions do not require pre-clearance but you must adjust your holdings record prior to submitting your annual holding certification.

10.	Gifting of Securities

If you wish to make a gift of Covered Securities (where you would relinquish any Beneficial Ownership you may have), you do not need to pre-clear the transaction but you must adjust your holdings records prior to submitting your annual holding certification.

7.	Applicability of Personal Trading Policy to Household Family Members

If you live in the same house with any Household Family Member(s), please inform Compliance, as they are subject to our personal trading policy. You are required to disclose their reportable accounts and request preclearance, when necessary, for their trades.

8.	Independent Directors

Independent Fund Directors of Pacific Capital UCITS Funds plc are not deemed to be Access Persons under the Code because they do not have information, or access to information, that would make them Access Persons. Accordingly, they are not subject to personal trading restrictions and requirements described above.

Independent Fund Directors must not seek, and Access Persons may not disclose to any such person, non-public information about portfolio holdings, transactions or recommendations that the Firm is considering for client accounts, except for client accounts where the Independent Fund Directors are the client or the investor. If an Independent Fund Director is a client of the Firm, he/she is allowed to receive information specifically relating to his/her client relationship with the Firm.

If an Independent Fund Director becomes aware of Firm recommendation information unrelated to his/her relationship as a client of the Firm, he/she must notify the CCO immediately and not use or disclose that information. The CCO will determine the necessary action for that situation. When deemed appropriate, PCP will ask Independent Fund Directors to certify annually that they are complying with this policy.

9.	Pre-clearance: Special arrangements

(1)	River & Mercantile Group plc (R&M)

Access Persons may not trade in the shares of River and Mercantile Group plc without prior written approval from the CCO AND either Mark Johnson (Group CEO) or Stuart Roberts (Group CFO) AND Simon Wilson (R&M Finance Director). R&M sign-off will be arranged by the CCO.

(2)	Urban Logistics REIT plc (previously Pacific Industrial & Logistics REIT plc (the REIT)

Access Persons may not trade in the shares of Urban Logistics REIT plc without prior written approval from the CCO AND either Mark Johnson (Group CEO) or Stuart Roberts (Group CFO) AND Nigel Rich (REIT Designated Officer); or in his absence Jonathan Gray (Alternate REIT Designated Officer). Sign-off by the REIT Designated Officer / REIT Alternate Designated Officer will be arranged by the Compliance Officer.

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(3)	Argentex Group plc (Argentex)

Access Persons may not trade in the shares of Argentex without prior written approval from the CCO AND Henry Beckwith (Argentex Director).

10.	Dealings with Clients

You are prohibited to knowingly sell any Covered Security to any client or knowingly purchase any Covered Security from any client.

11.	Cryptocurrencies

In light of the extremely complex nature of the legal analysis regarding cryptocurrencies to determine which ones are securities and which ones are not, PCP has decided to allow investments in three cryptocurrencies - Bitcoin, Ethereum and XRP - that are generally accepted to be currencies and are not currently subject to regulation by the SEC. These three cryptocurrencies are treated as Non-Covered Securities. Independent of these cryptocurrencies, investment in other cryptocurrencies is prohibited. Please note the following:

●	You may not use the three allowed cryptocurrencies to invest in other cryptocurrencies.

●	Crypto-based derivatives are treated as Covered Securities.

●	Participation in an initial coin offering (‘ICO’) is treated as participation in IPOs and Private Placements. Participation in ICOs, IPOs, and Private Placements require prior approval by the CCO.

12.	Minimum Holding Periods

Personal account dealing should be for investment purposes rather than for speculation and the frequent buying and selling of investments is discouraged. The following minimum holding periods shall be enforced:

All Covered Securities are subject to a minimum holding period of 30 calendar days, except where investments are held in any of the Pacific funds/client portfolios, they shall be subject to a minimum holding period of 60 calendar days.

The above holding periods are the minimum applicable periods and the CCO reserves the right to impose a holding period of greater duration if deemed necessary. The CCO will note the minimum retention period on each PA Dealing Request Form.

The minimum holding period will not apply where a stop-loss order has been put in place by an Access Person. Details of the stop-loss order must, however, be disclosed to the CCO prior to the initial approval of the trade.

The CCO will also monitor the volume and frequency of deals and report to the CEO should individual activity become excessive.

Day trading is prohibited in all circumstances (i.e. selling investments bought on the same day). The minimum holding period may in special circumstances be waived with approval from the CCO.

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13.	Reporting requirements

1.	Initial Holdings Report

Within ten calendar days after you become an Access Person, you must prepare and file with the CCO an Initial Holdings Report that must contain the following information (information must be current as of a date no more than 45 days before the date the person becomes an Access Person):

i.	The title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and the principal amount of each Covered Security in which you have any direct or indirect Beneficial Ownership interest;

ii.	The name of any broker, dealer or bank with which you maintained an account in which any Securities were held for the direct or indirect benefit of you or your Household Family Member(s); and

iii.	The date that the report is submitted by you.

You must identify all accounts and Securities over which you and your Household Family Member(s) have Beneficial Ownership, influence, or control. You must report any Managed Accounts that you or your Household Family Member(s) may have. Compliance will assist you in determining which accounts meet the definition of a Personal Account and which Securities (including any Private Placement interest) must be reported on the Initial Holdings Report, which will then determine what will be subject to our Personal Trading Policy and pre-clearance requirements.

2.	Quarterly Transaction Reports

You must instruct your broker-dealers to send to PCP duplicate broker trade confirmations and/or your account statements which shall be received by the CCO, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If your trades do not occur through a broker-dealer (i.e., purchase of a private investment fund) or if you do not wish to have duplicate broker trade confirmations sent to the CCO, such transactions shall be reported separately on the quarterly personal securities transaction report provided in Attachment D. The quarterly transaction reports must contain at least the following information for each transaction in a Covered Security in which the employee or partner had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

a)	the date of the transaction, the title, and as applicable the exchange ticker symbol or ISIN number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
c)	the price of the Covered Security at which the transaction was effected;
d)	the name of the broker, dealer or bank with or through which the transaction was effected; and
e)	the date that the report is submitted.

Reportable Transactions include:

a.	Any purchase of IPOs or Private Placement interests in Managed Accounts or similar vehicles in which you or your Family Members have Beneficial Ownership.

3.	Annual Holdings Reports

Annually, you must submit a report of all Covered Securities (including any interest in a Private Placement, the Pacific Funds, ETFs and ETNs).

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You are required to provide the Compliance Team with a complete list of securities holdings on an annual basis, or on or before August 14th (as determined by PCP) of each year. The report must be current as of June 30th, which is a date no more than 45 days from the final date the report is due to be submitted. See Attachment F for a copy of the Annual Holdings Report.

Each holdings report (both the initial and annual) must contain, at a minimum:

a)	the title and type of security, and as applicable the exchange ticker symbol or ISIN number, number of shares, and principal amount of each Reportable Security in which the employee or partner has any direct or indirect beneficial ownership;
b)	The name of any broker, dealer, or bank with whom you maintain an account in which any Securities are held for the direct or indirect benefit of you or your Household Family Member(s); and
c)	The date that the report is submitted by you.

You are required to report on the Annual Holdings Report your IPOs and Private Placement interests in Managed Accounts.

In the event that you submit brokerage or custodial statements to satisfy the initial and/or annual holdings report requirement, you must be certain that such statements include the information listed above.

A form brokerage letter is attached to this Code as Attachment G. In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to a particular employee or partner, such employee or partner may complete and send a brokerage letter similar to Attachment G to each bank, broker or dealer maintaining an account on behalf of the employee or partner.

4.	New Personal Accounts

You must submit a pre-approval request that will be approved by Compliance in conjunction with opening any new account, vehicle, or structure where you or your Household Family Member(s) have Beneficial Ownership and/or control.

In addition, you must notify Compliance of any new Managed Accounts and other vehicles or structures in which you or your Household Family Member(s) have Beneficial Ownership.

5.	Confirmations and Statements

You are required to provide duplicate account statements and trade confirmations to Compliance within 30 days after the end of each quarter.

6.	Annual Certification and Periodic Written Acknowledgement

PCP will provide you with a copy of the Code and with any amendments to the Code. You will be required to certify that you have read and understood this Code, that you have complied with the requirements of this Code and that you have reported all personal Securities transactions and Security holdings required to be reported pursuant to the requirements of this Code, generally, on an annual basis.

14.	Violations

You are required to report any violations of this Code promptly to the CCO. Such reports may be submitted anonymously.

15.	Whistleblower Policy

For the avoidance of doubt, nothing in this Code prohibits employees, partners or Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees, partners or Supervised Persons do not need prior authorisation from their supervisor, the CEO, the CCO, or any other person or entity affiliated with PCP to make any such reports or disclosures and do not need to notify PCP that they have made such reports or disclosures. Additionally, nothing in this Code prohibits Employees, partners or Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

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16.	Gifts and Entertainment Policy

Offers of gifts and entertainment between PCP and its clients, investors, and prospects or business partners may be an acceptable part of doing business and a way to build goodwill. Providing or accepting occasional meals and tickets to sporting and cultural events may be appropriate in certain circumstances. However, if offers of gifts or entertainment are frequent or of substantial value, they may create an actual or perceived conflict of interest and could call into question the independence of our judgment as a fiduciary to our clients. If you are uncertain on any gift matters, you should discuss with your supervisor and the Compliance Team before accepting said gifts.

This Gifts and Entertainment policy applies to gifts and entertainment given to or received from any current client, Pacific Fund investors only, prospective client (collectively, the ‘Client’), or any individual or entity (the ‘Interested Party’) that is doing or is seeking to do business with the Firm.

1.	Entertainment

You may accept from, or give to, a Client or an Interested Party business meals up to the value of £75 per person without the need to disclose or seek pre-approval from the Compliance Team. All business meals exceeding £75 per person must be disclosed to and recorded by the Compliance Team.

You may accept an invitation to a business entertainment event, such as dinner or a sporting event, of a reasonable value. You should seek pre-approval from the Compliance Team under all circumstances.

2.	Gifts

You may not accept from, or give to, Clients or Interested Parties gifts that are valued over £100 (either one single gift, or in aggregate per counterparty on an annual basis) or may be deemed as excessive, without pre-approval from the CCO.

Gifts that can be shared with others in the Firm, such as holiday baskets or lunches delivered to PCP’s offices, should be placed in the common area.

If you receive a gift that is prohibited under this policy, you must decline or return it in order to protect the reputation and integrity of the Firm. If the gift has already been received and cannot be returned, it will be donated to a charity chosen by the CEO. Any question as to the appropriateness of any gift should be directed to our CCO.

You should be certain that the gift does not give rise to a conflict with client interests, or the appearance of a conflict, and that there is no reason to believe that the gift violates any applicable code of conduct of the recipient. Gifts are permitted only when made in accordance with applicable laws, regulations, and generally accepted business practices.

3.	Donations

You must always get pre-approval from your direct manager and the Compliance Team for corporate charitable donations.

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4.	Prohibitions

●	Cash: You may not give or accept, directly or indirectly, cash or cash equivalents, including gift cards, to or from any clients or Interested Parties.

●	Solicitation of Gifts: All solicitation of gifts or gratuities is unprofessional and is strictly prohibited. You may not use your position to obtain or seek a gift for yourself.

●	Client Complaints: You may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All client complaints must be immediately reported to your direct manager and the CCO.

●	Broker-dealers: You are to avoid giving or accepting, directly or indirectly, any gifts or entertainment to or from broker-dealers through which PCP places their trades or the intermediaries, including broker-dealers that distribute the Pacific funds.

●	State and Local Pension Officials: You may not give or accept, directly or indirectly, any gifts or entertainment to State and Local Pension officials.

●	Compensation from Others: You may not, without the prior written consent from the CEO, accept, directly or indirectly, from any person or entity other than PCP, compensation of any nature such as a bonus, commission, fee, gratuity, or other consideration.

5.	Reporting and Certifications

You must report all gifts and entertainment received or given of any amount to the Compliance Team. Gifts given and/or received exceeding £100 must be pre-approved by the Compliance Team. You are not required to report business meals given and/or received if below £75 per person. On a 6-monthly basis you will be required to certify compliance with this policy.

Any questions as to the appropriateness of gifts, travel, and entertainment opportunities must be discussed with the CCO of the Firm.

The CCO may require that an item or the event be declined or that you reimburse the person providing the item for the value of the item or the event.

This rule does not apply to bona fide personal relationships established before the individual became a client, a prospect, or an interested party of the Firm.

17.	Finder’s Fee

You should not become involved in negotiations for corporate financing, acquisitions, or other transactions for independent companies (whether or not held by Clients) without the prior permission of the CEO. Specifically, no finder’s or similar fee in connection with any such transactions may be negotiated or accepted without prior permission of the CEO. Notify Compliance when you are seeking approval to accept such fees.

18.	Service as a Director/Outside Business Interests

You are prohibited from serving on the board of directors of another company without prior authorisation by the CEO, which authorisation shall be based upon a determination that the board service would not be in conflict with the interests of the Firm or any client. Notify Compliance when you are seeking approval to serve as a Director for another entity.

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19.	Independent Activities

You must request written pre-approval from the CEO prior to serving as an employee, officer, consultant, adviser, or trustee of any other entity, trust, or organisation. Approval of such activities might be withheld if the CEO or the CCO determines that your service would not be in the best interest of the Firm or its clients.

20.	Improper use of PCP property

You may not utilise property of PCP or utilise the services of PCP, its principals, employees or partners, for your personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, ‘property’ intangible property, including PCP and employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

21.	Protection of PCP’s name

You should at all times be aware that PCP’s name (including Pacific Asset Management), reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorised use of PCP’s name in any manner that could be misinterpreted to indicate a relationship between PCP and any other entity or activity.

22.	Litigation or Proceedings

You must advise the CCO immediately if you become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

23.	Sanctions

Careful adherence to this Code is one of the primary conditions of employment of every employee/membership of every partner of PCP. You may be required to give up any profit or other benefit realised from any transaction in violation of this Code, and, in appropriate cases, be subject to other sanctions up to and including reprimands, trading restrictions, or fines. Suspensions or termination of employment may be imposed for conduct inconsistent with this Code as well. Retaliation against persons reporting violations will not be tolerated and may be grounds for sanctions. In addition, as pointed out in the preamble to this Code, certain violations of this Code may also involve violations of law with the possibility of civil or criminal penalties.

24.	Compliance with Laws, Rules and Regulations

PCP requires you to comply with all laws, rules, and regulations applicable to the Firm whenever and wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules, and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule, or regulation by the Firm, whether by its employees, partners or any third party doing business on behalf of the Firm, or if you become aware of any violation of this Code, it is your responsibility to report the matter to the CCO. While it is PCP’s desire to address matters internally, nothing in this Code should discourage you from truthfully reporting any illegal activity to the appropriate regulatory authority, including the SEC. Employees or partners shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee or partner because he or she reports any such violation. This Code should not be construed to prohibit you from testifying, participating, or otherwise assisting in any state or federal administrative, judicial, or legislative proceeding or investigation.

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25.	Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All employees and partners must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment. The CCO’s personal securities reports shall be submitted to the CEO for review and approval.

26.	Recordkeeping

PCP will maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or PCP’s management.

●	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

●	A record of any violation of this Code of Ethics and of any action taken as a results of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

●	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an employee or partner of PCP.

●	A copy of each report made pursuant to this Code of Ethics by an employee or partner, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

●	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

●	The Firm will preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by employees and /or partners for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

27.	Dissemination and Amendment

This Code shall be distributed to each employee, partner and Supervised Persons of the Firm upon commencement of his or her employment or other relationship with the Firm. PCP reserves the right to amend, alter or terminate this Code at any time. Following any material revisions or updates, an updated version of this Code will be distributed to you and will supersede the prior version of this Code effective upon distribution.

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Attachment A: Initial Reporting – Securities Accounts

Attachment B: Initial Reporting - Holdings

Attachment C: Quarterly Reporting – Securities Accounts

Attachment D: Quarterly Reporting – Transactions

Attachment E: Annual Reporting – Securities Accounts

Attachment F: Annual Reporting – Holdings

Attachment G: Sample Broker Letter

Attachment H: Limited offer / IPO Request Form

Attachment I: Outside Business Activity Request From

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